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                                                                    EXHIBIT 12.1



                                   VALERO L.P.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                            THREE
                                            MONTHS
                                             ENDED                     YEARS ENDED DECEMBER 31,
                                           MARCH 31,                   ------------------------
                                             2002        2001        2000        1999        1998        1997
                                             ----        ----        ----        ----        ----        ----
                                                               (in thousands, except ratio)
Earnings:
Income from continuing operations
before provision for income taxes and
income from equity investees               $ 10,140    $ 42,694    $ 35,968    $ 65,445    $ 54,910    $ 40,357

Add:
     Fixed charges                              653       4,203       5,266         997       1,001       1,012
     Amortization of capitalized
       interest                                  11          39          34          32          28          13
     Distributions from Skelly-Belvieu          771       2,874       4,658       4,238       3,692       4,009
Less: Interest capitalized                      (74)       (298)          -        (115)       (121)       (782)
                                           --------    --------    --------    --------    --------    --------
       Total earnings                      $ 11,501    $ 49,512    $ 45,926    $ 70,597    $ 59,510    $ 44,609
                                           ========    ========    ========    ========    ========    ========


Fixed charges:
     Interest expense, net                 $    556    $  3,811    $  5,181    $    777    $    796    $    158
     Interest capitalized                        74         298           -         115         121         782
     Rental interest factor                      23          94          85         105          84          72
                                           --------    --------    --------    --------    --------    --------
       Total fixed charges                 $    653    $  4,203    $  5,266    $    997    $  1,001    $  1,012
                                           ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges            17.6x       11.8x        8.7x       70.8x       59.5x       44.1x
                                           ========    ========    ========    ========    ========    ========